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                                                                    EXHIBIT 3.5

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of August 14, 2003, is between Integrated Defense Technologies, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a national banking corporation (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of February 5, 2002, ( the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   AMENDMENT OF SECTION 1.

          Section 1 of the Rights Agreement is amended by adding thereto subsections (ss) and (tt) which shall read as follows:

          "(ss) "AGREEMENT AND PLAN OF MERGER" shall mean the Agreement and Plan of Merger, dated as of August 15, 2003, among DRS Technologies, Inc., a Delaware corporation ("PARENT"), MMC3 Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company, as the same may be amended from time to time."

          "(tt) "VOTING AGREEMENT" shall mean the Voting Agreement, dated as of August 15, 2003, by and among Parent, Veritas Capital Management, L.L.C., a Delaware limited liability company, Veritas Capital Fund, L.P., a Delaware limited partnership, and IDT Holding, L.L.C., a Delaware limited liability company, as the same may be amended from time to time."

     2.   AMENDMENT OF SECTION 7.

          Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) thereof and deleting the phrase "(the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")" and by adding the following new phrase immediately following clause (iii) thereof: "; or (iv) immediately prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger) (the earliest of (i),
(ii), (iii) and (iv) being herein referred to as the "Expiration Date")."

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     3.   ADDITION OF NEW SECTION 35.

          The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

          "Section 35. EXCEPTION FOR AGREEMENT AND PLAN OF MERGER. Notwithstanding any provision of this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, none of Parent or Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Agreement and Plan of Merger or any amendments thereof approved in advance by the Board of Directors of the Company,
          (b) the approval, execution or delivery of the Voting Agreement or any amendments thereof, or (c) the commencement or, prior to termination of the Agreement and Plan of Merger, the consummation of any of the transactions contemplated by the Agreement and Plan of Merger or the Voting Agreement in accordance with their respective provisions, including, without limitation, the Merger (as defined in the Agreement and Plan of Merger)."

     4.   EFFECTIVENESS.

     This Amendment shall be deemed effective as of August 15, 2003 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     5.   MISCELLANEOUS.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                      INTEGRATED DEFENSE TECHNOLOGIES, INC.


                                      By: /s/ Robert B. McKeon
                                         -----------------------------
                                      Name: Robert B. McKeon
                                      Title: Chairman


                                      THE BANK OF NEW YORK


                                      By: /s/ John L. Siversten
                                         -----------------------------
                                      Name: John L. Siversten
                                      Title: Vice President